Company Presentation

May 2021

AIM ImmunoTech

Forward-Looking Statements

Some of the statements included in this presentation may be forward-looking statements that involve a number of risks and uncertainties. Among other things, for those statements, we claim the protection of safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements set forth in this presentation speak only as of the date of this presentation. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. For example, significant additional testing and trials will be required to determine whether Ampligen will be effective in the treatment of COVID-19 in humans and no assurance can be given that it will be the case. Results obtained in animal models do not necessarily predict results in humans. Human clinical trials will be necessary to prove whether or not Ampligen will be efficacious in humans. No assurance can be given as to whether current or planned immuno-oncology clinical trials will be successful or yield favorable data and the trials are subject to many factors including lack of regulatory approval(s), lack of study drug, or a change in priorities at the institutions sponsoring other trials. In addition, initiation of planned clinical trials may not occur secondary to many factors including lack of regulatory approval(s) or lack of study drug. Even if these clinical trials are initiated, the Company cannot assure that the clinical studies will be successful or yield any useful data or require additional funding. Some of the world's largest pharmaceutical companies and medical institutions are racing to find a treatment for COVID-19. Even if Ampligen proves effective in combating the virus, no assurance can be given that our actions toward proving this will be given first priority or that another treatment that eventually proves capable will not make our efforts ultimately unproductive. We recognize that all cancer centers, like all medical facilities, must make the pandemic their priority. Therefore, there is the potential for delays in clinical trial enrollment and reporting in ongoing studies in cancer patients because of the COVID-19 medical emergency. No assurance can be given that future studies will not result in findings that are different from those reported in the studies referenced in the presentation. No assurance can be given that patent applications will be granted. Operating in foreign countries carries with it a number of risks, including potential difficulties in enforcing intellectual property rights. We cannot assure that our potential foreign operations will not be adversely affected by these risks.

Please review the "Risk Factors" section in our latest annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. Company filings are available at www.aimimmuno.com. The information found on our website is not incorporated by reference into this presentation and is included for reference purposes only.

AIM ImmunoTech

We are an immuno-pharma company focused on the research and development of therapeutics to treat multiple types of viral diseases, cancers, and immune-deficiency disorders.

AIM's flagship products are Ampligen (rintatolimod) and Alferon N Injection.

Ampligen is being evaluated as a potential treatment for myalgic encephalomyelitis/chronic fatigue syndrome (ME/CFS), COVID-19, Long COVID-19, and multiple types of cancers. Alferon is a natural interferon that is approved in the U.S. for the treatment of refractory or recurrent external genital warts in patients ages 18 or older.

Product Pipeline

Ampligen is being studied in clinical settings with human subjects in the United States and the European Union. Additionally, it is approved as a treatment for ME/CFS in Argentina.

Phase 1

- Cancer with COVID-19 - In combination w/Interferon Alpha-2b, and as Ampligen alone
- Ampligen Intranasal
- P1 Early-Stage Triple-Negative Breast Cancer - Chemokine Modulatory Regiment plus Neoadjuvant Chemo

Phase 2

- P1/2 Advanced Recurrent Ovarian Cancer- Chemokine Modulatory Regimen
- P2 Advanced Recurrent Ovarian Cancer - In combination w/Pembrolizumab
- P2a Metastatic Colorectal Cancer - Chemokine Modulatory Regimen
- P2 Metastatic Triple-Negative Breast Cancer - Chemokine Modulatory Regimen / Pembrolizumab
- P2 Early-Stage Prostate Cancer - In combination w/Intron A

Phase 3

- ME/CFS - AMP-516 - Single Agent Ampligen (Completed)

EAP

- EU - Pancreatic Cancer (Early Access Program)
- US - AMP-511 - Single Agent Ampligen - Compassionate Care for ME/CFS and Long COVID (Expanded Access Program)

Ampligen - Mechanism of Action

How can a single drug work on both a broad spectrum of viruses and a broad spectrum of tumor types?

Q: How can a single drug work on a broad spectrum of viruses?

Ampligen is an immuno-modulator that can help the body mount a potentially broad-spectrum immune system response through the toll-like receptor 3 (TLR3) pathways, which are among the primary pathways for antiviral protection.

Ampligen does not work directly on a virus. Instead, it works through antiviral pathways which have evolved over millions of years. The efficacy of a drug that targets these pathways is not expected to be impacted by mutations in a virus (like the ones currently occurring in SARS-CoV-2, the cause of COVID-19). For this reason, Ampligen may be active against both original and new viral strains as they are created during a pandemic.

Ampligen has demonstrated antiviral activity against a broad spectrum of viruses, including Herpes viruses, Alphaviruses, Coronaviruses and Filoviruses. Additionally, Ampligen has shown a survival benefit in Alphaviruses, Coronaviruses, Filoviruses and Paramyxoviruses in animal models.

This makes Ampligen a promising potential immunotherapy for a variety of respiratory viruses.

Q: How can a single drug work on a broad spectrum of tumor types?

Ampligen is a selective activator of the TLR3 pathway that has great potential as a single-agent therapeutic and may potentially enhance the performance of checkpoint inhibitors, and the drug's "mechanism of action" appears ideally suited to boost the efficacy of PD-1 and PD-L1 checkpoint inhibitors.

Clinical findings indicate that Ampligen is able to reprogram the tumor microenvironment by inducing the anti-tumor beneficial aspects of inflammation by attracting killer T cells into the tumor microenvironment, without amplifying immune suppressive elements such as regulatory T cells.

In other words, Ampligen shows considerable promise priming the environment for tumor eradication by converting so-called "cold" tumors, which are more difficult to treat, into "hot" tumors, which have a better chance of being treated by both the immune system and checkpoint blockade therapies.

This makes Ampligen a promising potential immunotherapy for a variety of tumor types.

Ampligen and COVID-19: Potential prophylaxis for first responders and potential early-onset therapeutic for SARS-CoV-2 exposures

- Ampligen is a broad-spectrum antiviral.
- **In animal studies, Ampligen demonstrated complete protection (100% survival) against SARS-CoV-1, Ebola virus, Western Equine Encephalitis virus and Herpes Simplex virus.**
- The SARS-CoV-2 virus - the cause of the ongoing COVID-19 pandemic - shares important and compelling genomic and pathogenic similarities with SARS-CoV-1.
- On August 27, 2020, AIM announced that it had identified an effective *in vitro* model at The Institute for Antiviral Research at Utah State University for testing Ampligen.
- The results show that Ampligen was able to decrease SARS-CoV-2 infectious viral yields by 90% at clinically achievable intranasal Ampligen dosage levels. This result supports AIM's goal of developing an intranasal prophylactic approach using Ampligen to prevent COVID-19.
- This created a compelling case for clinical trials to evaluate Ampligen as a potential **prophylactic and early-onset treatment** for COVID-19. The first high-frequency dosing and dose escalation Phase 1 intranasal safety study of Ampligen alone is underway.

AIM's Current COVID-19 Efforts

AIM is working with Roswell Park Comprehensive Cancer Center on a Phase 1/2 clinical trial of Ampligen (clinicaltrials.gov/NCT04379518) to test the safety and effectiveness of Ampligen to clear the SARS-CoV-2 virus from the upper airway in patients with cancer and mild-to-moderate COVID-19.

AIM is planning a new AIM-sponsored Phase 2 trial with Ampligen as an IV treatment for otherwise healthy subjects with early-onset COVID-19.

AIM is also working with Amarex Clinical Research as its Contract Research Organization on a Phase 1 study of intranasal Ampligen to obtain the necessary safety data to design and launch a Phase 2 study of Ampligen as a COVID-19 prophylaxis/preventive therapy.

This Phase I study has been initiated by the Center for Human Drug Research (CHDR) in The Netherlands with 40 subjects planned. The agreed upon timeline projects completion of subject participation by mid-June 2021 with safety data analysis to follow.

Ampligen in ME/CFS

- Based upon Phase 2 and 3 clinical trial data, AIM **received commercial approval for Ampligen** in the treatment of severe ME/CFS in Argentina in 2016.
- In a *PLOS ONE* journal article published October 29, 2020, AIM researchers found that Ampligen substantially improved physical performance in a subset of ME/CFS patients with earlier disease (2-8 years).
  - The majority of these patients (51.2%) improved exercise duration by 25% or more.
  - **At least a two-fold increase in exercise response** to Ampligen was seen with regard to both exercise duration and vertical rise.

Ampligen and COVID-Induced Chronic Fatigue: Long COVID or 'Long Haulers'

- COVID-19 is triggering a large number of CFS-like cases
- The high number of younger people being hospitalized for COVID-19 suggests considerable numbers of people in the prime of their lives may have a COVID-induced ME/CFS-like illness in their future.
- In anticipation of this grave and potentially increasing medical need, AIM has filed a provisional utility patent application for Ampligen as a potential therapy for COVID-19-induced chronic fatigue.
- An amendment to the AMP-511 protocol has been IRB approved to treat up to 20 post-COVID-19 patients with Long COVID. The first two Long COVID patients have been enrolled and are undergoing treatment.

Ampligen in Immuno-oncology

Early Access Program (EAP) with Ampligen as a Treatment in Late-Stage Pancreatic Cancer Shows Statistically Significant Increased Overall Survival Compared to Historical Controls

Site: Erasmus University, The Netherlands, conducted by Professor Casper van Eijck

Eligibility: Adults with metastatic or locally advanced pancreatic carcinoma following FOLFIRINOX

Survival Data:

- Median overall survival (OS) was 19.0 months in the Ampligen cohort compared to 12.0 months for a well-matched historical control group (p=0.035)
- The 19.0 months OS represents a 7.9 month increase survival benefit compared to the current standard of care using FOLFIRINOX followed by gemcitabine, which yields 11.1 months overall survival

Result: In this unblinded, historically-controlled study of advanced pancreatic cancer patients, Ampligen following FOLFIRINOX resulted in statistically significant longer survival

AIM's Next Steps for Pancreatic Cancer Therapy Development

- Proposed Phase 2 Follow-up Study
  - Develop a protocol design and schema in consultation with Buffet Cancer Center and Erasmus Medical Center
  - Develop a full protocol with Amarex Clinical Research and obtain regulatory approval to initiate a Phase 2 clinical trial of Ampligen in the United States and/or the European Union
- We will work with Amarex Clinical Research to request "fast-track" and "breakthrough" designations for Ampligen from the U.S. Food and Drug Administration

Ampligen and Cancer: Immuno-Oncology Clinical Trials Initiated / Ongoing in the U.S.

- Advanced Recurrent Ovarian Cancer (two trials)
- Stage 4 Metastatic Triple Negative Breast Cancer
- Stage 4 Colorectal Cancer Metastatic to the Liver
- Early-Stage Prostate Cancer
- Early-Stage Triple Negative Breast Cancer




AIM
ImmunoTech
for a better


AIM

Laboratory, R&D, Quality and Manufacturing Facility

AIM's corporate headquarters is in Ocala, Fla. The company also owns and operates a 30,000 sq. ft. facility in New Brunswick, N.J., and is in the process of updating the manufacturing and laboratory suites.

Key Statistics

NYSE American: AIM

Share Price (5/14/21)	$2.01
Shares Outstanding (5/14/21)	47.8 M
Market Cap (5/14/21)	$96.1 M
Cash, Cash Equivalents & Marketable Securities (3/31/21)	$63.6 M

- As of 5/14/21, AIM had zero debt

Executive Management Team

- Thomas K. Equels, M.S., J.D. / Chief Executive Officer - Equels was named Chief Executive Officer in February 2016 and has served as President since August 2015. Equels' successful legal career included extensive experience in the pharma sector. He has over the years served as a court-appointed receiver turning around businesses in a number of different fields. Equels received his J.D. with high honors from Florida State University. He is also a summa cum laude graduate (Bachelor of Science) of Troy University and obtained his Master of Science Degree from Troy. Equels is also a highly decorated combat aviator, twice awarded the Distinguished Flying Cross, awarded the Purple Heart, the Bronze Star and 15 Air Medals, including three for extraordinary valor. In 2012 he was knighted by Pope Benedict as a knight of the Papal States. Equels received the BioFlorida Weaver H. Gaines Entrepreneur of the Year for 2020.
- Peter W. Rodino III, J.D. / Chief Operating Officer, Executive Director for Governmental Relations, General Counsel, Secretary - Rodino was named COO in October 2019. He was also named Executive Director for Governmental Relations and General Counsel in October 2016 and Secretary of the Company in November 2016. In addition to being President of Rodino Consulting LLC and managing partner at several law firms during his many years as a practicing attorney, he served as Chairman and CEO of Crossroads Health Plan, the first major Health Maintenance Organization in New Jersey. He also has experience as an investment executive in the securities industry.
- Ellen Lintal / Chief Financial Officer - Lintal was named AIM's CFO in September 2019, having joined the company in 2018 as SVP of Finance and Control. Lintal served for several years as CFO and SVP of Finance & Control for the Wild Turkey Federation, an international non-profit organization. She has public accounting experience at Corning Inc, Carlisle Companies and AGY, where she led the organizational focus on financial management, strategic planning and mergers and acquisitions. She was also the CFO for Omega One Communications, a joint venture of Corning Inc.
- David R. Strayer, M.D. / Chief Scientific & Medical Officer - Dr. Strayer was appointed Chief Scientific Officer in February 2016 and has served as our Medical Director since 1986. Dr. Strayer is Board Certified in Medical Oncology and Internal Medicine with research interests in the fields of cancer and immune system disorders. He has served as principal investigator in studies funded by the Leukemia Society of America, the American Cancer Society, and the National Institutes of Health. Dr. Strayer attended the School of Medicine at the University of California at Los Angeles where he received his M.D. in 1972.Dr. Strayer, based upon this experience, is the foremost medical expert on Ampligen in the world.